Exhibit 5.1

OPINION AND CONSENT OF COUNSEL

November 10, 2006

Endocare, Inc.
201 Technology Drive
Irvine, California 92618

Re: Common Stock Purchase Agreement with Fusion Capital

Ladies and Gentlemen:

At your request, I have examined the Registration Statement on Form S-1 of Endocare, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 8,473,957 shares of the Company’s common stock, $0.001 par value (the “Stock”), issued or issuable from time to time pursuant to the terms of the Common Stock Purchase Agreement, dated October 25, 2006 (the “Purchase Agreement”), between the Company and Fusion Capital Fund II, LLC (“Fusion Capital”).

As the Company’s counsel, I have examined the proceedings taken by the Company in connection with the execution and delivery of the Purchase Agreement and the authorization of the issuance of the Stock under the Purchase Agreement, and such documents as I have deemed necessary to render this opinion. For the purpose of the opinion rendered below, I have assumed that in connection with the issuance of Stock under the Purchase Agreement, the Company will receive consideration in an amount not less than the aggregate par value of the Stock covered by each such issuance.

Based upon and subject to the foregoing, it is my opinion that: (i) the 473,957 shares of Stock previously issued to Fusion Capital pursuant to the Purchase Agreement are validly issued, fully paid and nonassessable; and (ii) the additional 8,000,000 shares of Stock to be issued from time to time in the future under the Purchase Agreement, when issued and outstanding pursuant to the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to me in the Registration Statement, the prospectus constituting a part thereof and any supplements and amendments thereto.

Very truly yours,

By:	/s/ CLINT B. DAVIS
Senior Vice President, Legal Affairs,
General Counsel and Secretary